Exhibit 1

CUSIP NO. 520780 10 7

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13G (including amendments thereto) with respect to the common stock of Lawson Software Inc. and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing.

Dated: May 27, 2008

CERULLO FAMILY LIMITED PARTNERSHIP

By:	/s/ John J. Cerullo
John J. Cerullo, General Partner

CHARITABLE REMAINDER TRUST#1 UAD 12/21/2007

By:	/s/ John J. Cerullo
John J. Cerullo, Trustee

CHARITABLE REMAINDER TRUST#2 UAD 12/21/2007

By:	/s/ John J. Cerullo
John J. Cerullo, Trustee

/s/ John J. Cerullo
John J. Cerullo

/s/ Geraldine F. Cerullo
Geraldine F. Cerullo